Exhibit 10.1

SENSIENT TECHNOLOGIES CORPORATION

Policy on Recovery of Incentive Compensation from Executives

The Company awards both cash incentive compensation and equity-based compensation to its executives from time to time (collectively, together with any other bonus or other incentive-based or equity-based compensation, "Incentive Compensation").  Beginning January 1, 2012, if Sensient is required to prepare an accounting restatement due to Sensient's material noncompliance with any financial reporting requirement under the securities laws, as a result of misconduct by a current or former executive officer (the "Offending Officer"), the  Compensation and Development Committee of the Board of Directors (the "Committee") shall have the right to recover on behalf of the Company from the Offending Officer, acting in the Committee's sole discretion based upon the facts and circumstances:

(1)
all or any portion of any Incentive Compensation received by the Offending Officer from Sensient during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement; and

(2)	any profits realized by the Offending Officer from the sale of Sensient securities during that 12-month period.

This right of recovery and the corresponding reimbursement obligations shall be deemed to be incorporated into all awards of Incentive Compensation occurring after the date this policy is adopted and shall be deemed accepted by each recipient as a condition to any award.  It may also be included in the Incentive Compensation award documents.

Nothing herein shall limit or restrict the Company's other rights to take any other actions that it deems appropriate to remedy any fraud or misconduct.